Exhibit 99.1

SOURCE: Earthstone Energy, Inc.

Earthstone Energy Named Among “Fastest Growing” By Oil & Gas Financial Journal

DENVER, COLORADO – EARTHSTONE ENERGY, INC. (NYSE MKT:ESTE) reported today that the August 2014 issue of the Oil & Gas Financial Journal (OGFJ) named Earthstone among the 20 Fastest Growing Companies for the first calendar quarter of 2014 (the most recent data).  The OGFJ ranks U.S. based, publicly traded oil and gas producers quarterly in its “OGFJ150” article.  Although primarily ranked in terms of assets, for the Fastest Growing benchmark, companies are ranked on the percentage increase in shareholders’ equity.  While the Company was ranked 96th in terms of assets, the OGFJ ranked Earthstone the 12th Fastest Growing Company for the quarter.

Ray Singleton, President of the Company, stated, “We believe that the most impressive aspect of this new ranking is our net income performance.  While our asset base is ranked 96th and our revenue was ranked 98th, our low cost operating structure, relative to other publicly traded companies, has placed us into 69th place in terms of net income; out-performing approximately twenty-eight other companies that have an asset base and revenue stream larger than ours.”

“While it is indeed nice to be recognized,” Singleton continued, “we remain focused on our current efforts in the Bakken and in our recently announced Strategic Combination with Oak Valley Resources, LLC.”

ABOUT EARTHSTONE ENERGY:
Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and south Texas.  Earthstone is traded on NYSE MKT under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

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THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “could,” “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “foresee,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding assumptions regarding production rates and growth, operating costs, reduction of operation costs, commodity prices, industry outlook, future drilling activities, acquisitions and industry opportunities.  Factors that could cause actual results to differ materially include availability of rigs and services, price volatility of oil and gas, estimated production rates and adjustments to ownership percentages in addition to economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for March 31, 2014.  The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Ray Singleton
303-296-3076, ext. 102